Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark A. Carano Senior Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3038

INSTEEL INDUSTRIES TO TRANSFER LISTING OF COMMON STOCK

TO THE NEW YORK STOCK EXCHANGE

MOUNT AIRY, N.C., March 3, 2021 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that it is transferring the listing of its common stock to the New York Stock Exchange (NYSE) from The NASDAQ Global Select Market. Insteel’s common stock will begin trading on the NYSE on March 17, 2021 under its current ticker symbol of “IIIN”. Insteel will continue to trade its common stock on NASDAQ until the close of the market on March 16, 2021.

"We are pleased to return our share listing to the New York Stock Exchange where Insteel was previously listed from 1992 to 2002 and to join the preeminent companies listed there as we continue to focus on delivering long-term value for our shareholders," stated H.O. Woltz III, Insteel’s President and CEO.

"We are delighted to welcome Insteel Industries as it transfers its listing back to the NYSE” said John Tuttle, Vice Chairman and Chief Commercial Officer, NYSE Group. "We look forward to working with the company to deliver on the benefits of our unique market model and world-class services."

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

IIIN – G

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144
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